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Contacts: Investment Community      Media
          Steve Dalberth            P.Y. Rockingham
          Sunbeam Corporation       Sunbeam Corporation
          (561) 912-4800            (561) 912-4179

                          SUNBEAM CORPORATION ANNOUNCES
                       PLAN TO REORGANIZE UNDER CHAPTER 11

                        Company Will Continue to Conduct
                 Business as Usual for All Operating Businesses

                       Lenders Support Sunbeam's Plan and
                     Agree to Provide $485 Million of Credit

Boca Raton, FL, February 6, 2001 - Sunbeam Corporation (NYSE: SOC) announced today that the Company has reached agreement with its secured creditors to reorganize its debt and certain other obligations and will file today voluntary petitions for itself and its domestic operating subsidiaries under chapter 11 of the U.S. Bankruptcy Code with the U.S. Bankruptcy Court in the Southern District of New York. Sunbeam, with the support of its banks, is seeking immediate authority from the court to pay in the ordinary course of business, as to its pre-filing obligations, all vendors and employees of its operating subsidiaries. As in all chapter 11 cases, post-petition obligations to vendors, employees and others will be honored and satisfied in the normal course of business without the need to obtain court approval. Sunbeam's operating businesses include Sunbeam Products, which conducts the Household and Health businesses, The Coleman Company, Coleman Powermate, Inc., and First Alert, Inc. The international subsidiaries are not parties to the chapter 11 reorganization cases and are not affected by them.

Today, the Company will file with the court proposed chapter 11 plans of reorganization for Sunbeam and its operating subsidiaries and affiliates. The reorganization plans contemplate converting a substantial portion of the existing bank debt into term debt, convertible debt and equity interests in the reorganized Sunbeam. The chapter 11 plans also contemplate the discharge of all of the Company's securities-related litigation and bondholder debt. The chapter 11 plans are supported by the holders of the bank debt (approximately $1.7 billion). Sunbeam expects that the reorganized Company and its operating subsidiaries and affiliates will emerge from the chapter 11 reorganization in six to nine months.

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The Company also announced that its banks - Bank of America, First Union and
Morgan Stanley - have agreed to support Sunbeam through the chapter 11 reorganization by providing a new $285 million line of credit, which, upon court approval, will be available for usage by all of Sunbeam's subsidiary business units to fund normal operations. In addition, Sunbeam announced that the Company has received a commitment from GE Capital Corporation for a new $200 million accounts receivable financing program for Sunbeam's domestic businesses. These facilities, which total $485 million, will allow the Company and its domestic and international operating units to continue with business as usual.

Jerry W. Levin, Chairman and Chief Executive Officer of Sunbeam, said, "Chapter 11 reorganization provides a legal framework that allows us to keep the business running normally while we put our financial house in order. When we emerge from the proceedings in a matter of months, Sunbeam will be a stronger, more competitive company."

Mr. Levin continued, "This was a difficult, but absolutely necessary decision for us to make. It is, in fact, the only option that will free Sunbeam from its overwhelming burden of debt and securities-related litigation expenses. Sunbeam is a strong company, and with a new capital structure and the commitment of our management team and our employees to execute our strategy, I believe Sunbeam will become a truly great branded consumer products company, global in scope, known for innovation and leadership in each market segment in which it competes."

No Interruption in Production or Distribution - Business as Usual

The Company expects that there will be no interruption in production or distribution. All vendors of the operating businesses will continue to be paid in full in the normal course of business, as to post-petition obligations. Subject to the court's approval, vendors of Sunbeam's operating subsidiaries will be paid as to the pre-petition obligations in the normal course of business. Sunbeam continues to be committed to, and fully in support of, all sales plans and programs with its retailers. Sunbeam employees, worldwide, will not experience any change in their job status or the work they do. The Company does not anticipate any reductions in workforce or plant closings as a result of the chapter 11 reorganization.

"Building on Foundation of Outstanding Brands and Reputation for Quality"

Mr. Levin said, "Over the past two and a half years, we struggled to find a different solution for all our stakeholders. However, we were not able to reach an agreement with all groups to satisfactorily restructure the financial obligations of the Company. In addition, the depth of the problems facing Sunbeam did not allow for any realistic choice other than to pursue the necessary restructuring under chapter 11."

Mr. Levin concluded, "We intend for this restructuring of our financial obligations to free Sunbeam from its debt burden and litigation expenses and put

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the reorganized Sunbeam on the track for economic viability and successful operations. I look forward to working with our management team and dedicated employees, as well as our suppliers and retailers, to continue to build on Sunbeam's solid foundation of outstanding brands and a global reputation for quality and dependability."

Senior Management Committed to Lead Company and Build on Progress

Senior management, including Mr. Levin, has committed to remain in place and lead Sunbeam throughout this process and beyond. They have made substantial progress and will continue their efforts to: streamline operations; institute strict financial controls; improve the product mix; enhance research and development; strengthen the brand names; provide superior customer and consumer service; and build closer relationships for the company with vendors and customers.

Background on Chapter 11

Chapter 11 of the U.S. Bankruptcy Code allows a company to continue to operate its business and manage its assets in the ordinary course of business. Congress enacted chapter 11 to avoid the negative effects of liquidation proceedings and to enable a debtor business to preserve its going concern value and its operations, as well as to provide its employees with jobs and to satisfy creditor claims based upon the value of the reorganized company.

About Sunbeam
Sunbeam Corporation is a leading consumer products company that designs, manufactures and markets, nationally and internationally, a diverse portfolio of consumer products under such world-class brands as Sunbeam(R), Oster(R), Grillmaster(R), Coleman(R), Mr. Coffee(R), First Alert(R), Powermate(R),
Health o meter(R) and Campingaz(R).

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